EXHIBIT 99.1

Flushing Financial Corporation Adopts Majority Voting Standard

LAKE SUCCESS, N.Y., Dec. 17, 2013 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Bank, today announced that its Board of Directors has unanimously voted to approve a corporate governance initiative to amend and restate the Company's by-laws to adopt a majority vote standard for the election of directors in uncontested elections.

The amended and restated by-laws provide that in uncontested elections, director nominees must be elected by the majority of votes cast at the annual meeting of shareholders. Incumbent directors who fail to receive a majority of votes - and who would otherwise remain in office until a successor is elected under Delaware law - would be required to offer a letter of resignation for consideration by the Board which shall be required to act promptly. Plurality voting will continue to apply if the number of nominees exceeds the number of open director positions. The Board's decision to adopt a majority voting standard for the election of directors in uncontested elections demonstrates the Company's continued commitment to best practices in corporate governance and the best interests of its shareholders.

Flushing Financial Corporation is the holding company for Flushing Bank, a New York State-chartered commercial bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, and public entities by offering a full complement of deposit, loan, and cash management services through its 17 banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's web site at http://www.flushingbank.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

CONTACT: David Fry
         Executive Vice President, Chief Financial Officer
         Flushing Financial Corporation
         718-961-5400